LETTERHEAD OF
                              [Goelzer & Co. Inc.]
                               INVESTMENT BANKING


                                                      June 18, 1998




Mr. Albert Morrison, III
c/o Mr. Ron Griffith, CFO
Burnham Corporation
P.O. Box 3205
Lancaster, PA  17604

      RE:  Letter Agreement of Confidentiality

Dear Mr. Morrison:

      In connection with your consideration of a possible acquisition transaction with Bryan Steam Corporation (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat confidentially, in accordance with the provisions of this letter agreement, all "Confidential Material", means all information (in any form or media whatsoever) concerning the Company that the Company, its agents or representatives (including attorneys, accountants and advisors), furnishes (in connection with a possible acquisition transaction to you or your representatives, employees, agents, advisors, lenders, affiliates or representatives of your agents, advisors, lenders or affiliates (all of the foregoing a collectively referred to as "your Representatives"), whether furnished before or after the date of this letter agreement, and all notes, analyses, compilations, studies or other materials, whether in written, printed, electronic, magnetic or any other form or media and whether prepared by you or others, that contain or otherwise reflect such information; provided, however, that the term "Confidential Material" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, its agents or representatives, or (iii) becomes available to you on a non- confidential basis from a source other than the Company, its agents or representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other Obligation of secrecy to, the Company, its agents or representatives.

Albert Morrison, III
Burnham Corporation
June 18, 1998
Page 2


      You hereby agree that, for a period of five years from the date hereof, (a) the Confidential Material will be used solely for the purpose of evaluating a possible acquisition transaction between the Company and you, and (b) the Confidential Material will be kept confidential by you and your Representatives and will not be used by you or your Representatives other than for such purpose; provided, however, that (i) any of such Confidential Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating such a transaction (it being understood that your Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially) (ii) any disclosure of the Confidential Material may be made to which the Company consents in writing, and (iii) any disclosure required by law or legal process is permitted (you agree to give the Company reasonable prior notice before making any disclosure under this clause (iii)). In addition, you hereby agree that, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that you have received the Confidential Material, the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

      Although the Company has endeavored to include in the Confidential Material information known to it which it believes to be relevant for the purpose of your evaluation, you understand that neither the Company nor any of its officers, directors, shareholders, employees, representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the confidential Material. You agree that neither the Company nor its officers, directors, shareholders, employees, representatives or advisors shall have any liability to you or any of your Representatives resulting from the use of the Confidential Material.

      Upon the Company's request, you will promptly redeliver to the company or destroy all Confidential Material provided to you by the Company, its agents or representatives, and you will not retain any copies, extracts or other reproductions in whole or in part of such Confidential Material. All Confidential Material prepared by you or your Representatives shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the redelivery or destruction of the Confidential Material, you will continue to be bound by our obligations of confidentiality and other obligations hereunder.

      You also agree that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter agreement by you or any of your Representatives and that any such breach would cause the Company irreparable

Albert Morrison, III
Burnham Corporation
June 18, 1998
Page 3


harm. Accordingly, you also agree that, in the event of any breach or threatened breach of the terms of this letter, the Company, in addition to all other remedies available to it, shall be entitled, to equitable relief, including injunctive relief and specific performance.

      It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter agreement will become a binding agreement between the Company and you in accordance with its terms.

                               Very truly yours,



                               /s/ George G. Cassiere
                               -------------------------------
                               George G. Cassiere, CFA
                               Exclusive Agent for Management of the Company


Confirmed and agreed to
as of:    6-18-98
        ---------------

BURNHAM CORPORATION



By:  /s/ Ronald L. Griffith
     ----------------------